Exhibit 99.1

March 17, 2014

NORTHWEST PIPE REPORTS FULL YEAR 2013 RESULTS

AND ANNOUNCES CONFERENCE CALL

Vancouver, WA, March 17, 2014. Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the year ended December 31, 2013. The Company will broadcast its fourth quarter 2013 earnings conference call on Monday, March 17, 2014, at 10:00 am PDT.

Full Year 2013 Results

Net sales for the year ended December 31, 2013 decreased 9.3% to $475.6 million compared to $524.5 million for the year ended December 31, 2012. Gross profit was $52.5 million (11.0% of net sales) in 2013, a decrease from $56.2 million (10.7% of net sales) in 2012. A non-cash fixed asset impairment charge of $27.5 million was recorded in 2013. Net loss for 2013 was $0.9 million or $0.10 per diluted share. Excluding the non-cash impairment charge, adjusted net income for 2013 was $16.4 million or $1.72 per diluted share compared to net income of $16.2 million or $1.72 per diluted share for 2012.

Water Transmission sales decreased by 15.9% to $226.4 million in 2013 from $269.2 million in 2012. The decrease in net sales was due to continued weakness in municipal markets. Water Transmission gross profit increased to $47.0 million (20.7% of segment net sales) in 2013 from $45.1 million (16.7% of segment net sales) in the prior year. Water Transmission gross profit increased in total and as a percent of sales due to cost reduction initiatives, particularly overhead costs, man hours and quality costs.

Tubular Products sales decreased 2.4% to $249.1 million in 2013 from $255.3 million in 2012, driven by a 10% decrease in average selling price per ton and partially offset by a 9% increase in tons sold from 206,200 tons in 2012 to 224,300 tons in 2013. Tubular Products gross profit decreased by 50.7% to $5.5 million (2.2% of segment net sales) in 2013 from $11.1 million (4.4% of segment net sales) in 2012. Gross profit was negatively impacted by $4.9 million in lower of cost or market inventory adjustments.

The carrying value of fixed assets is required to be tested whenever events or circumstances indicate its carrying value is not recoverable. This test was performed in conjunction with the preparation of the financial statements, and a non-cash impairment charge of $27.5 million was recorded for the property and equipment at the Company’s Bossier City, LA facility, which produces oil country tubular goods. The impairment was driven primarily by the adverse price and volume effects due to the continued high level of tubular product imports and additional domestic tubular manufacturing capacity. The impairment charge has no impact on the company’s liquidity.

As of December 31, 2013, the backlog of orders in the Water Transmission segment was approximately $103 million. This compared to a backlog of orders of $173 million as of December 31, 2012. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that we are the successful bidder even though a binding agreement has not been executed.

Outlook

“We believe the first quarter of 2014 will be as challenging as the fourth quarter. The Water Transmission segment is expected to have a similar amount of net sales, with expected gross margin in the high single digits,” said Scott Montross, President and Chief Executive Officer of the Company. “We have not yet seen any significant improvement in our oil country tubular goods business, therefore we expect tubular products gross margin to be around breakeven.”

As previously announced, the Company is in the process of exploring strategic alternatives for its oil country tubular goods business. There can be no assurance that the exploration of alternatives will result in a transaction or as to the terms, conditions or timetable of any such transaction. It is the Company’s policy not to comment on any specific discussions or any potential corporate transaction unless and until it enters into a definitive agreement with respect to such transaction.

Conference Call

The Company will hold its 2013 earnings conference call on Monday, March 17, 2014 at 10:00 am PDT. The live call can be accessed by dialing 1-888-810-4934 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available until Friday, April 18, 2014 by dialing 1-800-677-1579 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is a leading manufacturer of welded steel pipe and tube products. The Tubular Products Group operates three technologically-advanced electric resistance weld mill facilities. The Tubular Products portfolio serves a wide-range of markets and its quality certified pipe and tube products are good for applications including: oil and gas, structural industrial, fire protection, low pressure and agricultural. The Water Transmission Group is the largest manufacturer of engineered steel pipe water systems in North America. With eight Water Transmission manufacturing facilities, the Group is positioned to meet North America’s growing needs for water and wastewater infrastructure. The Water Transmission Group serves a wide-range of markets and their solution-based products are a perfect fit for applications including: water transmission, plant piping, energy, tunnels, river crossings, structural, industrial and construction. The Company is headquartered in Vancouver, Washington and has manufacturing facilities in the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales:
Water Transmission	$42,831	$88,235	$226,427	$269,203
Tubular Products	72,368	47,953	249,129	255,300

Net sales	115,199	136,188	475,556	524,503
Cost of sales:
Water Transmission	35,805	70,713	179,474	224,152
Tubular Products	72,619	50,954	243,623	244,153

Total cost of sales	108,424	121,667	423,097	468,305
Gross profit (loss):
Water Transmission	7,026	17,522	46,953	45,051
Tubular Products	(251)	(3,001)	5,506	11,147

Total gross profit	6,775	14,521	52,459	56,198
Selling, general, and administrative expense	5,566	7,139	24,210	28,638
Impairment of fixed assets	27,500	—	27,500	—

Operating income (loss):
Water Transmission	5,505	15,155	40,343	36,278
Tubular Products	(28,487)	(3,646)	(24,843)	8,335
Corporate	(3,309)	(4,127)	(14,751)	(17,053)

Operating income (loss)	(26,291)	7,382	749	27,560
Other expense	10	288	289	339
Interest income	(72)	(38)	(456)	(160)
Interest expense	983	1,145	3,965	5,616

Income (loss) before income taxes	(27,212)	5,987	(3,049)	21,765
Provision for (benefit from) income taxes	(10,206)	1,477	(2,126)	5,521

Net income (loss)	$(17,006)	$4,510	$(923)	$16,244

Basic earnings (loss) per share	$(1.80)	$0.48	$(0.10)	$1.73

Diluted earnings (loss) per share	$(1.80)	$0.48	$(0.10)	$1.72

Shares used in per share calculations:
Basic	9,449	9,383	9,445	9,377

Diluted	9,449	9,479	9,445	9,445

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	December 31,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$588	$46
Trade and other receivables, net	72,470	41,498
Costs and estimated earnings in excess of billings on uncompleted contracts	50,468	73,314
Inventories	110,392	113,545
Other current assets	9,662	7,735

Total current assets	243,580	236,138
Property and equipment, net	143,061	152,545
Other assets	46,818	33,739

Total assets	$433,459	$422,422

Liabilities:
Current maturities of long-term debt	$7,930	$9,009
Accounts payable	21,731	21,042
Accrued liabilities	15,194	32,217
Billings in excess of cost and estimated earnings on uncompleted contracts	3,368	6,478

Total current liabilities	48,223	68,746
Note payable to financial institution	87,919	47,533
Other long-term debt, less current maturities	6,322	15,536
Other long-term liabilities	29,145	31,175

Total liabilities	171,609	162,990
Stockholders’ equity	261,850	259,432

Total liabilities and stockholders’ equity	$433,459	$422,422

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